UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 17, 2011

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33008	98-0221142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

2300 Carillon Point Kirkland, Washington	98033
(Address of Principal Executive Offices)	(Zip Code)

(425) 278-7100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On June 17, 2011, ICO Global Communications (Holdings) Limited, a Delaware corporation (the “Company”), through its wholly-owned subsidiary Pendrell Technologies LLC, a Nevada limited liability company (“PTL”), acquired all of the membership interests of Ovidian Group, LLC, a California limited liability company (“Ovidian”). As part of the consideration for Ovidian, the Company issued 3,000,000 shares of the Company’s Class A Common Stock, solely to accredited investors. The issuance of the Class A Common Stock was exempt from the registration requirements of the Act pursuant to Regulation D, Rule 506. The Class A Common Stock is not convertible or exchangeable into any other equity securities of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2011, in connection with the Company’s acquisition of Ovidian, the Company appointed Joseph Siino, age 47, as the Company’s Chief IP Officer. Mr. Siino founded Ovidian in early 2009, has served continuously as Ovidian’s chief executive officer since formation, and will continue in that role. Prior to forming Ovidian, Mr. Siino served as Yahoo!’s first-ever senior vice president of global intellectual property. Earlier in his career, Mr. Siino headed Brobeck, Phleger & Harrison’s IP strategy and technology transactions practice. Mr. Siino’s terms of engagement are described in a letter that is attached to this report as Item 9.01(d), pursuant to which Mr. Siino will receive an annual salary of $400,000, discretionary bonuses targeted at $300,000 per year, options to acquire up to 1,000,000 shares of the Company’s Class A Common Stock, and stock appreciation rights that are triggered if the Company achieves certain net income thresholds and if the market price of the Company’s Class A Common Stock exceeds certain prices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
(Registrant)

	By:	/s/ Timothy M. Dozois
June 22, 2011		Timothy M. Dozois General Counsel and Acting Secretary